HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/21/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5%

of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans:

1,598

Total Outstanding Loan Balance ($):

312,241,067

Total Expected Collateral Balance - Deal ($):

1,100,000,100

Total Expected Collateral Balance - Selection ($):

313,656,925

Average Loan Current Balance ($):

195,395

Weighted Average Original LTV (%) *:

81.9

Weighted Average Coupon (%): 8.22

Ann Weighted Average Coupon (%):

7.96

Fixed Weighted Average Coupon (%):

9.67

Weighted Average Margin (%):

5.87

Weighted Average FICO (Non-Zero):

660

Weighted Average Age (Months):

3

%First Liens:

93.8

% Second Liens:

6.2

%Arms:

84.8

%Fixed:

15.2

%Interest Only:

19.2

% of Loans with Mortgage Insurance:

0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
5.51 - 6.00	7	1,928,983	0.6	5.87	77.3	648
6.01 - 6.50	30	9,304,405	3.0	6.36	78.9	691
6.51 - 7.00	135	35,973,527	11.5	6.87	78.1	689
7.01 - 7.50	222	54,374,898	17.4	7.33	78.7	674
7.51 - 8.00	291	71,350,556	22.9	7.80	79.4	671
8.01 - 8.50	189	43,302,763	13.9	8.30	81.9	652
8.51 - 9.00	175	37,370,986	12.0	8.79	83.0	643
9.01 - 9.50	93	15,849,485	5.1	9.31	85.8	626
9.51 - 10.00	99	16,234,627	5.2	9.83	88.2	614
10.01 - 10.50	59	7,413,312	2.4	10.25	88.4	622
10.51 - 11.00	58	5,227,341	1.7	10.82	96.4	672
11.01 - 11.50	80	4,296,291	1.4	11.36	98.7	626
11.51 - 12.00	100	5,798,941	1.9	11.80	96.4	631
12.01 >=	60	3,814,952	1.2	12.85	98.8	639
Total:	1,598	312,241,067	100.0	8.22	81.9	660
Max: 17.38
Min: 5.63
Wgt Avg: 8.22

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
401 -425 451 -475 476 - 500 501 - 525 526 - 550 551 - 575 576 - 600 601 - 625 626 - 650 651 - 675 676 - 700 701 - 725 726 - 750 751 - 775 776 - 800 801 - 825	1	20,361	0.0	11.63	100.0	423
	2	186,042	0.1	7.70	86.6	456
	1	79,908	0.0	8.90	76.2	500
	17	2,589,719	0.8	9.43	77.0	516
	27	5,136,886	1.6	9.66	84.5	542
	46	8,082,004	2.6	9.35	82.9	563
	147	22,100,949	7.1	8.83	83.3	590
	319	42,948,053	13.8	8.74	84.5	613
	286	55,673,135	17.8	8.19	81.1	640
	268	58,277,157	18.7	7.97	81.6	661
	215	50,875,086	16.3	8.01	81.4	687
	123	30,143,050	9.7	7.78	80.7	710
	63	14,485,149	4.6	7.83	80.9	735
	46	12,255,416	3.9	7.93	83.5	762
	33	7,953,897	2.5	7.53	80.5	787
	4	1,434,256	0.5	7.47	80.2	806
Total:	1,598	312,241,067	100.0	8.22	81.9	660
Max: 809
Min: 423 Wgt Avg: 660

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
<= 50,000 50,001 - 100,000 100,001 - 150,000 150,001 - 200,000 200,001 - 250,000 250,001 - 300,000 300,001 - 350,000 350,001 - 400,000 400,001 - 450,000 450,001 - 500,000 500,001 - 550,000 550,001 - 600,000 600,001 - 650,000 650,001 - 700,000 700,001 - 750,000 800,001 - 850,000 900,001 - 950,000	163	5,663,499	1.8	11.43	98.1	632
	320	23,607,439	7.6	9.72	88.7	638
	260	32,458,001	10.4	8.61	82.5	646
	260	45,682,543	14.6	8.12	80.6	652
	173	38,715,832	12.4	8.11	81.1	659
	114	30,922,542	9.9	8.01	80.4	659
	77	25,040,810	8.0	7.80	81.2	668
	65	24,203,282	7.8	7.98	81.9	664
	47	19,936,998	6.4	7.68	79.5	666
	38	18,101,043	5.8	7.51	80.8	677
	31	16,238,212	5.2	8.03	81.0	687
	19	10,881,829	3.5	7.85	80.7	668
	17	10,495,430	3.4	7.84	83.3	679
	9	6,108,546	2.0	8.39	82.2	678
	2	1,489,311	0.5	8.22	79.9	671
	1	815,164	0.3	8.10	90.0	627
	2	1,880,586	0.6	7.72	67.0	702
Total:	1,598	312,241,067	100.0	8.22	81.9	660
Max: 948,585.51
Min: 14,994.65
Avg: 195,394.91

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Original LTV {%) *	Loans	Balance	Balance	%	%	FICO
<= 50.0 50.1 - 55.0 55.1 - 60.0 60.1 - 65.0 65.1 - 70.0 70.1 - 75.0 75.1 - 80.0 80.1 - 85.0 85.1 - 90.0 90.1 - 95.0 95.1 - 100.0	12	1,414,501	0.5	8.71	42.5	619
	4	1,329,003	0.4	7.72	53.9	676
	4	596,192	0.2	7.72	59.8	668
	4	650,063	0.2	7.83	63.1	647
	16	3,347,618	1.1	7.90	69.2	650
	172	35,791,502	11.5	7.51	74.9	651
	818	197,731,111	63.3	7.82	80.0	670
	55	11,713,948	3.8	9.16	84.6	608
	114	26,937,998	8.6	8.99	89.9	629
	33	6,531,760	2.1	9.21	95.0	665
	366	26,197,372	8.4	10.82	100.0	652
Total:	1,598	312,241,067	100.0	8.22	81.9	660
Max: 100.0 Min: 12.9 Wgt Avg: 81.9

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	387	69,594,286	22.3	8.81	83.8	658
0.50	10	1,573,516	0.5	8.40	81.8	672
1.00	123	32,896,560	10.5	8.32	81.3	677
2.00	546	111,207,340	35.6	8.09	81.8	655
3.00	514	93,892,438	30.1	7.89	80.9	663
5.00	18	3,076,927	1.0	8.54	81.0	646
Total:	1,598	312,241,067	100.0	8.22	81.9	660

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	888	146,618,601	47.0	8.12	82.2	640
Reduced	307	75,197,587	24.1	8.39	82.2	671
Stated Income / Stated Assets	399	89,014,931	28.5	8.23	81.1	683
No Income / No Assets	4	1,409,948	0.5	8.80	87.3	723
Total:	1,598	312,241,067	100.0	8.22	81.9	660

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	1,467	287,966,975	92.2	8.16	81.8	659
Second Home	17	3,433,203	1.1	8.42	86.6	661
Investor	114	20,840,890	6.7	9.06	83.1	670
Total:	1,598	312,241,067	100.0	8.22	81.9	660

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	277	90,055,708	28.8	7.75	80.9	675
Florida	217	42,348,720	13.6	8.40	82.4	655
Arizona	102	20,334,858	6.5	8.21	82.2	665
Washington	86	17,875,019	5.7	7.77	80.0	662
New York	52	13,390,008	4.3	8.20	80.7	681
Illinois	75	13,141,848	4.2	8.74	83.6	664
Oregon	62	11,747,199	3.8	8.26	82.5	651
Nevada	52	10,590,427	3.4	8.23	80.4	659
Colorado	55	7,984,664	2.6	7.99	81.8	650
Georgia	49	7,034,893	2.3	8.93	84.2	623
Ohio	76	6,777,410	2.2	8.69	85.6	624
Maryland	26	5,956,473	1.9	9.06	85.1	641
Texas	49	5,707,258	1.8	8.62	82.8	661
Virginia	18	4,748,730	1.5	8.29	82.0	649
Michigan	42	4,482,833	1.4	8.76	87.6	634
Other	360	50,065,019	16.0	8.59	82.3	648
Total:	1,598	312,241,067	100.0	8.22	81.9	660

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	1,598	312,241,067	100.0	8.22	81.9	660
Total:	1,598	312,241,067	100.0	8.22	81.9	660

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2/28	502	115,884,719	37.1	8.07	81.4	663
Arm 2/28 - Balloon 40/30	231	63,541,462	20.4	8.10	81.6	658
Arm 2/28 - Balloon 45/30	72	17,199,807	5.5	7.65	78.4	652
Arm 3/27	97	21,483,117	6.9	7.86	80.3	679
Arm 3/27 - Balloon 40/30	42	11,019,754	3.5	8.19	80.0	666
Arm 3/27 - Balloon 45/30	125	29,036,433	9.3	7.51	77.8	663
Arm 5/25	17	5,173,315	1.7	7.48	79.0	698
Arm 5/25 - Balloon 40/30	5	1,086,647	0.3	7.31	79.0	673
Arm 5/25 - Balloon 45/30	1	415,881	0.1	6.75	80.0	676
Fixed Balloon 30/15	179	12,529,889	4.0	11.40	98.3	671
Fixed Balloon 40/30	68	6,168,263	2.0	10.19	90.2	631
Fixed Balloon 45/30	61	10,623,125	3.4	8.45	83.7	622
Fixed Balloon 50/30	2	399,602	0.1	7.65	80.0	663
Fixed Rate	196	17,679,053	5.7	9.03	85.8	639
Total:	1,598	312,241,067	100.0	8.22	81.9	660

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	1,155	211,419,070	67.7	8.21	82.3	658
PUD	242	55,650,745	17.8	8.11	81.7	660
Condo	85	16,282,405	5.2	8.13	80.4	662
2 Family	70	15,917,559	5.1	8.27	81.6	667
3-4 Family	46	12,971,288	4.2	8.87	79.8	686
Total:	1,598	312,241,067	100.0	8.22	81.9	660

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00	52	14,241,517	5.4	7.32	79.2	708
4.01 -4.50	30	9,055,386	3.4	7.32	80.0	681
4.51 - 5.00	73	19,545,981	7.4	7.56	79.8	690
5.01 - 5.50	182	46,674,106	17.6	7.97	81.1	666
5.51 - 6.00	252	63,280,723	23.9	7.63	79.9	667
6.01 - 6.50	241	57,651,813	21.8	8.06	80.8	654
6.51 - 7.00	127	30,141,758	11.4	8.33	80.7	653
7.01 - 7.50	50	9,655,258	3.6	8.55	81.2	641
7.51 - 8.00	49	9,318,705	3.5	9.00	82.6	616
8.01 - 8.50	19	2,893,575	1.1	9.67	85.1	625
8.51 - 9.00	10	1,451,068	0.5	10.14	90.9	645
9.01 >=	7	931,245	0.4	10.31	89.9	623
Total:	1,092	264,841,134	100.0	7.96	80.7	663
Max: 9.38
Min: 2.25
Wgt Avg: 5.87

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
7 – 9 10 - 12 13 - 15 16 - 18 19 - 21 22 - 24 25 - 27 28 - 30 31 - 33 34 - 36 37 >=	1	256,599	0.1	8.13	85.0	513
	8	1,843,408	0.7	6.64	80.0	618
	4	361,848	0.1	6.99	77.8	569
	5	1,380,142	0.5	7.41	84.0	681
	327	80,291,716	30.3	7.92	81.3	659
	462	113,053,416	42.7	8.16	81.1	662
	1	327,917	0.1	6.05	80.0	662
	2	482,265	0.2	6.59	76.1	612
	98	24,149,187	9.1	7.73	78.5	666
	161	36,018,794	13.6	7.82	79.4	672
	23	6,675,843	2.5	7.41	79.0	693
Total:	1,092	264,841,134	100.0	7.96	80.7	663
Max: 59 Min: 8 Wgt Avg: 25

		Total	%		WA
Maximum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
9.51 - 11.50	7	1,940,372	0.7	6.16	80.0	662
11.51 - 12.00	7	1,859,176	0.7	6.36	80.0	646
12.01 - 12.50	26	7,951,366	3.0	6.57	79.0	687
12.51 - 13.00	118	31,818,948	12.0	6.99	78.1	681
13.01 - 13.50	191	48,442,451	18.3	7.39	79.2	675
13.51 - 14.00	195	50,750,226	19.2	7.78	79.6	678
14.01 - 14.50	134	30,616,777	11.6	8.17	82.1	652
14.51 - 15.00	176	41,547,423	15.7	8.37	81.3	659
15.01 - 15.50	107	23,203,013	8.8	8.73	82.3	647
15.51 - 16.00	66	14,618,760	5.5	9.29	85.5	632
16.01 - 16.50	35	6,684,631	2.5	9.77	84.3	610
16.51 - 17.00	20	4,224,171	1.6	9.94	84.6	614
17.01 - 17.50	5	484,860	0.2	10.79	80.3	626
17.51 - 18.00	2	474,485	0.2	11.22	83.9	565
18.01 >=	3	224,475	0.1	11.66	81.1	538
Total:	1,092	264,841,134	100.0	7.96	80.7	663
Max: 18.99
Min: 10.63
Wgt Avg: 14.11

		Total	%		WA
Minimum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<=4.50 4.51 - 5.00 5.01 - 5.50 5.51 - 6.00 6.01 - 6.50 6.51 - 7.00 7.01 - 7.50 7.51 - 8.00 8.01 - 8.50 8.51 - 9.00 9.01 - 9.50 9.51 - 10.00 10.01 - 10.50 10.51 - 11.00 11.01 - 11.50 11.51 >=	15	3,734,495	1.4	7.77	80.0	699
	1	103,021	0.0	8.75	80.0	719
	3	1,317,219	0.5	7.43	61.5	684
	12	3,080,428	1.2	6.72	77.4	653
	29	9,116,673	3.4	6.44	78.7	691
	136	36,544,130	13.8	7.01	78.1	683
	200	49,146,749	18.6	7.34	79.3	674
	241	60,984,137	23.0	7.80	79.5	676
	166	39,965,468	15.1	8.30	82.1	652
	122	29,537,379	11.2	8.78	82.5	646
	65	12,495,740	4.7	9.31	85.0	629
	61	13,156,465	5.0	9.84	87.9	608
	30	4,231,352	1.6	10.28	84.8	599
	5	737,448	0.3	10.70	93.7	675
	2	257,474	0.1	11.31	80.0	538
	4	432,956	0.2	11.85	74.5	530
Total:	1,092	264,841,134	100.0	7.96	80.7	663
Max: 12.20 Min: 2.25 Wgt Avg: 7.84

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.50	178	44,720,767	16.9	8.08	79.8	673
2.00	107	26,678,293	10.1	8.40	83.3	650
3.00	786	188,275,364	71.1	7.87	80.5	662
5.00	6	1,432,215	0.5	8.27	80.0	684
6.00	15	3,734,495	1.4	7.77	80.0	699
Total:	1,092	264,841,134	100.0	7.96	80.7	663
Wgt Avg: 2.70

		Total	%		WA
Subsequent Periodic Cap (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
1.00	892	214,289,416	80.9	7.94	80.9	661
1.50	184	46,413,224	17.5	8.06	79.8	672
2.00	16	4,138,495	1.6	7.68	80.0	699
Total:	1,092	264,841,134	100.0	7.96	80.7	663
Wgt Avg: 1.10

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0	1,404	252,439,948	80.8	8.39	82.3	654
60	188	58,205,279	18.6	7.53	80.3	685
120	6	1,595,841	0.5	7.03	80.0	694
Total:	1,598	312,241,067	100.0	8.22	81.9	660

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC